Exhibit 10.36

March 31, 2005

Michael J. Dodd

[Address omitted]

Dear Michael,

We are pleased to offer you a full-time exempt position as Senior Vice President, Supply Chain and Operations for LeapFrog Enterprises Inc. (the “Company”), with an expected start date of Monday, April 18, 2005. You will be based out of our Emeryville office at 6401 Hollis Street, Suite 150. You will report directly to Thomas Kalinske, Chief Executive Officer of LeapFrog. You will have such duties and authorities as consistent with your title.

LeapFrog offers an exciting challenge for professional and personal growth in a company with a demonstrated commitment to market leadership and excellence. LeapFrog offers a compensation package to reflect our belief in rewarding performance appropriately. Your base salary will be $255,000 on an annualized basis, less standard payroll deductions and tax withholdings, payable in accordance with LeapFrog’s payroll policies applicable to executives. The Company will review your compensation annually and consider raising your base salary, based in part on your performance.

In addition, you will become eligible for the following benefits in accordance with Company policy as in effect from time to time:

•	Employee Bonus Plan: As per the 2005 Employee Bonus Plan, your annual bonus potential at the target bonus opportunity level is 50% of annual earned base salary, based upon the Company’s attainment of established financial goals and your achievement of individual goals and objectives determined by you and the CEO and set forth in writing as soon as practicable.

•	Car Allowance: Monthly car allowance of $600, less required payroll deductions and tax withholdings, paid in semi-monthly installments through the normal payroll process.

•	Group Health and 401(k) Benefits: Effective date for medical, dental, life, disability and AD&D insurance, and the 401(k), is the first of the month following 30 days of service.

•	Vacation Time: Accrual of four weeks of vacation per year, in accordance with LeapFrog’s vacation policy.

LeapFrog is proud to be an Equal Opportunity Employer.

•	Expense Reimbursement: During your employment, you will be reimbursed by LeapFrog for ordinary and normal out-of-pocket expenses incurred in the course of your employment, in accordance with LeapFrog’s expense reimbursement policy and practice.

•	Severance: In the event your employment is terminated by LeapFrog without Cause (as defined below), you will receive: (a) a lump-sum payment equal to six (6) months of your then current base salary, less required payroll deductions and tax withholdings (b) reimbursement for any COBRA payments for medical and/or dental coverage made by you for a period of six (6) months following termination of employment, and (c) a pro rata portion of any bonus that you would, but for the termination, otherwise have earned in the year of your last day of employment, less required payroll deductions and tax withholdings, as and when otherwise payable under the applicable bonus plan or program. As a precondition of giving you the Severance Benefits, the Company must first receive from you a signed general release of claims in the form required by the Company (the “Release”) and you must allow the Release to become effective.

In the event that your employment is terminated by LeapFrog without Cause or you resign for Good Reason (as defined below) within twelve (12) months following a Change in Control, you will receive (a) the Severance Benefit described above, and (b) all unvested stock options held by you will accelerate vesting such that the number of shares that would otherwise vest within a twelve-month period under each option grant will become fully exercisable as of your last day of employment provided that you sign and return to the Company the Release described above and the Release becomes effective.

•	For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (a) your conviction of any felony crime involving moral turpitude or dishonesty; (b) your participation in any fraud against the Company or its successor; (c) material breach of your duties to the Company or its successor and your failure to cure the breach within thirty (30) days written notice thereof including, without limitation, persistent unsatisfactory performance of job duties; (d) intentional material damage to any property of the Company or its successor; (e) willful misconduct that is demonstrably injurious to the Company or its successor, monetarily or otherwise; or (f) material breach of any agreement with the Company or its successor, including (without limitation) your Proprietary Information and Inventions Agreement. Physical or mental disability or death shall not constitute Cause.

•	For purposes of this Agreement, you shall have “Good Reason” for termination of your employment if you resign within sixty (60) days after the occurrence of one of the following events without your consent: (i) a removal of you from your position as Senior Vice President and Chief Information Officer of the Company unless the removal occurs solely as a result of a merger into a larger entity such that you retain the same authority for the operations that are substantially identical to the Company’s previous operations as an independent entity; (ii) any material diminution of your role, responsibilities and authority except to the extent that your authority is reduced solely as a result of a merger into a larger entity such that you retain the same authority for the operations that are substantially identical to the

LeapFrog is proud to be an Equal Opportunity Employer.

Company’s previous operations as an independent entity; (iii) reduction of your base salary, unless the base salary of other senior level executive officers of the Company is accordingly reduced; (iv) any material reduction in the aggregate level of benefits to which you are entitled under this Agreement or the taking of any action which would adversely affect your accrued benefits under any such employee benefit plans, unless a similar reduction is made for other senior level executive officers of the Company; or (v) a demand by the Company that you relocate to any place that exceeds a twenty-five (25) mile radius beyond the primary location of the Company as of the date of this Agreement; (vi) a change in your reporting requirements, unless such change is as a result of a merger into a larger entity, or (vii) a material breach of this Agreement by Company. In the event you intend to assert that you have grounds for terminating your employment for Good Reason, you shall give the Company at least thirty (30) days’ written notice. The Company shall have the opportunity during the notice period to cure the event which you assert constitutes Good Reason (provided that this event is not a reoccurrence of the same or substantially similar event that occurred during the prior six (6) months) and, if the Company cures the event, then you shall not be entitled to terminate your employment for Good Reason.

•	For purposes of this Agreement, “Change in Control” means the occurrence in a single transaction or in a series of related transactions of any one or more of the following events:

(a) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than Lawrence Ellison, Michael Milken, Lowell Milken, or any combination of the foregoing, becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(b) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(c) the stockholders of the Company approve or the Company’s Board of Directors approves a plan of complete dissolution or liquidation of the Company; or

(d) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their

LeapFrog is proud to be an Equal Opportunity Employer.

ownership of the Company immediately prior to such sale, lease, license or other disposition.

•	Stock Option: You will be granted an incentive stock option for the purchase of 25,000 shares of the company’s Class A Common Stock. All stock options are subject to the terms of the equity plan, stock option agreement and the individual grant notice. The option shall have an exercise price equal to the fair market value of the Common Stock as determined on the date of the grant. The option shall vest over a four-year period, or until your employment ends, as follows:

•	Twenty-five percent (25%) of the shares subject to the option at twelve (12) months after the hire date, and

•	1/36 of the remaining shares subject to the option each month thereafter, for thirty-six (36) consecutive months.

•	Restricted Stock: You will be granted 12,000 shares of restricted stock. All stock grants are subject to the terms of the equity plan and the individual grant. The restricted stock shall vest over a four year period, or until your employment ends, as follows:

•	3,000 shares shall vest on the first anniversary of your hire date,

•	3,000 shares shall vest on the second anniversary of your hire date,

•	3,000 shares shall vest on the third anniversary of your hire date, and,

•	3,000 shares shall vest on the fourth anniversary of your hire date.

•	Annual Stock Option Program: Eligible to participate in the annual stock option program beginning in calendar year 2006, at the senior vice president level.

•	Executive Performance Share Program: Eligible to participate in the annual Executive Performance Share Program as of January 2006, under the January 2006 – December 2008 plan.

•	Relocation: You will also receive a relocation package through our relocation vendor, AmeriCorp, including the following:

Travel: Reimbursement for yourself and one guest for two house hunting trips to the San Francisco/Bay Area. Hotel expenses, coach airfare, meals and transportation, within reason, will be reimbursed. Please keep receipts, as you will need to submit them with an expense report.

Shipment of Goods: Your household goods plus up to two cars will be packed, loaded and transported to the SF/Bay Area via our standard carrier, North American Van Lines. If you prefer to drive, you will also be reimbursed mileage at standard LeapFrog rate for driving one car to the San Francisco Bay Area. You will also be provided with up to

LeapFrog is proud to be an Equal Opportunity Employer.

ninety days of storage of the shipped goods, if needed. LeapFrog will be billed directly for these services.

Rental Assistance: You will be reimbursed for the cost of registration with one Bay Area apartment locator company. In addition, temporary housing in a furnished corporate one-bedroom apartment or approved hotel will be provided for up to six months, at a location to be reasonably determined by the Company. LeapFrog will be billed directly for the temporary housing.

Closing Costs: Per our Americorp policy, LeapFrog will pay standard closing costs on the sale of your primary home. LeapFrog will also pay the standard closing costs on the purchase of a residence (apartment or house) in the San Francisco Bay Area.

Tax Gross-up: You will also receive a monthly amount sufficient to gross up your tax on any Company reimbursement of or payment for the relocation benefits described above.

In the event that you choose to voluntarily resign your position prior to your one-year anniversary date, you will be required to reimburse the Company for all moving and relocation expenses pro rata based on the months you have been employed.

The compensation and insurance benefits programs outlined in this letter may be modified by the Company at its discretion from time to time, and acceptance of this offer does not create a contractual obligation to continue your employment in the future. The Company may also change your position, duties and work location at its discretion from time to time as it deems necessary. You will be employed “at will” by the Company and are subject to termination at any time, with or without cause or advance notice. You will also retain the right to terminate your employment at any time for any reason, with or without advance notice. Your employment will be subject to all of the Company policies as in effect from time to time. The employment at-will relationship may not be modified except in writing signed by the Chief Executive Officer of the Company.

As a LeapFrog employee, you will be expected to abide by all Company rules and regulations and, as a condition of employment, will be required to read and sign an Employee Acknowledgement when you begin your employment with the Company. This offer of employment is contingent upon your submission and completion of I-9 documentation and a signed Employee Proprietary Information and Inventions Agreement along with the successful completion of any background and reference checks. On your first day, please bring with you two forms of I-9 acceptable documentation, and please bring a voided check if you would like direct deposit for your paycheck.

This offer is valid through April 8, 2005, and a signed copy of this offer letter must be returned to my office by such date. The additional copy should be retained for your records. This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms described in this agreement, other than those changes expressly reserved to the Company’s discretion, require a written modification signed by you and the Chief Executive Officer of LeapFrog. If you have any

LeapFrog is proud to be an Equal Opportunity Employer.

questions regarding our offer, please contact me directly at 510/596-5435. Confidential Fax: 510/420-5005.

Michael, congratulations and we are truly looking forward to establishing a mutually rewarding relationship with you and welcome your contribution to the Company.

Sincerely,

/s/ Laura Dillard
Laura Dillard Vice President, Human Resources

By signing below, you represent that you have read and agree to the terms of the above offer and agree to start your employment with LeapFrog on or about April 18, 2005. In addition, you represent that you are not subject to any agreement, judgment, order, or restriction which would be violated by your being employed with the Company or that in any way restricts your ability to perform services for the Company.

Signature:	/s/ Michael J. Dodd

Print Name:	Michael J. Dodd

Date:	4/3/2005

LeapFrog is proud to be an Equal Opportunity Employer.